PROSPECTUS                         Pricing Supplement No. 2904
Dated January 10, 1995             Dated October 10, 1996
PROSPECTUS SUPPLEMENT              Rule 424(b)(3)-Registration
                                            Statement No. 33-60723
Dated January 25, 1995

                               GENERAL ELECTRIC CAPITAL CORPORATION
                                GLOBAL MEDIUM-TERM NOTES, SERIES A
                                 (Redeemable Step Up Coupon Notes)

Principal Amount:  US$20,000,000

Trade Date:  October 10, 1996

Settlement Date (Original Issue Date):  October 16, 1996

Maturity Date: October 17, 2011 (unless earlier redeemed as described under "Additional Terms--Optional Redemption" below.)

Price to Public (Issue Price):  100.00%

Agent's Discount or Commission:  0.125%

Net Proceeds to Issuer (in Specified Currency):  US$19,975,000

Interest:

   Interest Rate: The Notes will pay interest at the rate of 7.25% per annum for the period from the Original Issue Date up to but excluding the Interest Payment Date scheduled to occur on October 16, 1997; thereafter, the interest rate on the Notes will reset annually on each October 16 in accordance with the schedule set forth under "Additional Terms--Interest" below.

   Interest Payment Period:
   __ Annual    X  Semi-Annual    __ Monthly    __ Quarterly

   Interest Payment Dates: October 16 and April 16 of each year, commencing April 16, 1997, and on the Maturity Date (with respect to the period from and including April 16, 2011 to but excluding October 17, 2011), unless earlier redeemed. See "Additional Terms--Interest" below.

Repayment, Redemption and Acceleration:

   Initial Redemption Date:  October 16, 1997 (See  "Additional
   Terms--Redemption" below)
   Initial Redemption Percentage:  100%
   Optional Repayment Date:  Not applicable ("N/A")

POTENTIAL PURCHASERS OF THE NOTES ARE URGED TO READ THIS PRICING
SUPPLEMENT THOROUGHLY TOGETHER WITH THE ACCOMPANYING PROSPECTUS
DATED JANUARY 10, 1995 AND PROSPECTUS SUPPLEMENT DATED JANUARY 25, 1995. SEE "CERTAIN INVESTMENT CONSIDERATIONS"
HEREIN.

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED
IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO
THEM IN THE PROSPECTUS SUPPLEMENT
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                                  Pricing Supplement No. 2904
                                  Dated October 10, 1996
                                  Rule 424(b)(3)-Registration Statement
                                                 No. 33-60723


Form of Notes:

   X  DTC registered        __ non-DTC registered

   The Notes will be available in denominations of $1,000 and increments of $1,000 in excess thereof.

Original Issue Discount

   Amount of OID:  N/A
   Yield to Maturity:  N/A
   Interest Accrual Date:  N/A
   Initial Accrual Period OID:  N/A

Amortizing Notes:

   Amortization Schedule:  N/A

Dual Currency Notes:

   Face Amount Currency:  N/A
   Optional Payment Currency:  N/A
   Designated Exchange Rate:  N/A

Indexed Notes:

   Currency Base Rate:  N/A

Additional Terms:

   Interest.

   Interest on the Notes will accrue from October 16, 1996 and will be payable in U.S. dollars semi-annually on October 16 and April 16 of each year, commencing April 16, 1997 and on the Maturity Date (with respect to the period from and including April 16, 2011 to but excluding October 17, 2011) or date of earlier redemption (each, an "Interest Payment Date"). Interest will accrue from and including each Interest Payment Date to but excluding the next succeeding Interest Payment Date. In the event an Interest Payment Date falls on a day other than a Business Day, interest will be paid on the next succeeding Business Day and no interest on such payment shall accrue for the period from and after such Interest Payment Date to such next succeeding Business Day. The interest rate on the Notes will be equal to 7.25% per annum from and including the Original Issue Date up to but excluding October 16, 1997. Thereafter, the interest rate will be subject to adjustment annually on each October 16 in accordance with the following schedule:

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                                  Pricing Supplement No. 2904
                                  Dated October 10, 1996
                                  Rule 424(b)(3)-Registration Statement
                                                 No. 33-60723



                              Interest Period                   Interest Rate
                                                                (per annum)

       October 16, 1997 to October 15, 1998                        7.300%
       October 16, 1998 to October 15, 1999                        7.350%
       October 16, 1999 to October 15, 2000                        7.400%
       October 16, 2000 to October 15, 2001                        7.450%
       October 16, 2001 to October 15, 2002                        7.500%
       October 16, 2002 to October 15, 2003                        7.550%
       October 16, 2003 to October 15, 2004                        7.600%
       October 16, 2004 to October 15, 2005                        7.650%
       October 16, 2005 to October 15, 2006                        7.700%
       October 16, 2006 to October 15, 2007                        7.750%
       October 16, 2007 to October 15, 2008                        7.800%
       October 16, 2008 to October 15, 2009                        8.000%
       October 16, 2009 to October 15, 2010                        8.500%
       October 16, 2010 to October 16, 2011                        9.000%

   Optional Redemption.

   The Company may at its option elect to redeem the Notes in whole on October 16, 1997 or on any Interest Payment Date thereafter (each such date, an "Optional Redemption Date") at 100% of their principal amount plus accrued interest to but excluding the date of redemption (the "Redemption Date"). In the event the Company elects to redeem the Notes, notice will be given to registered holders not more than 60 nor less than 30 days prior to the Redemption Date.

   Certain Covenants of the Company.

   As of August 1, 1996, the Company entered into a supplemental indenture with The Chase Manhattan Bank, as trustee, eliminating the covenants of the Company described in the Prospectus under the caption "Certain Covenants of the Company". Consequently, the information under such caption is not applicable to the Notes.

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                                  Pricing Supplement No. 2904
                                  Dated October 10, 1996
                                  Rule 424(b)(3)-Registration Statement
                                                 No. 33-60723




Certain Investment Considerations:

   Prospective purchasers of the Notes should be aware that the Notes will pay interest at different fixed rates each year through the Maturity Date unless earlier redeemed by the Company. Prospective purchasers should also be aware that the Company has the option to redeem the Notes on any Optional Redemption Date and will be likely to elect to redeem the Notes in the event prevailing market interest rates are lower than the then-current interest rate on the Notes.

   Additional Information:

   General.

   At June 29, 1996, the Company had outstanding indebtedness totalling $112.517 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at June 29, 1996 excluding subordinated notes payable after one year was equal to $111.820 billion.

   Consolidated Ratio of Earning to Fixed Charges.

   The information contained in the Prospectus under the caption
   "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

              Year Ended December                     Six Months Ended
    1991     1992     1993    1994    1995              June 29, 1996

    1.34     1.44     1.62    1.63    1.51              1.52

   For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

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                                                                Page 5
                                  Pricing Supplement No. 2904
                                  Dated October 10, 1996
                                  Rule 424(b)(3)-Registration Statement
                                                 No. 33-60723





   Documents Incorporated by Reference.

   The information contained in the Prospectus in the first paragraph of text under the caption "Documents Incorporated by Reference" is hereby amended in its entirety, as follows: There is hereby incorporated in the Prospectus by reference the Company's Annual Report on Form 10-K for the year ended December 31, 1995, the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 29, 1996 and the Company's Form 8-K dated June 28, 1996 heretofore filed with the Securities and Exchange Commission pursuant to the 1934 Act, to which reference is hereby made.

Plan of Distribution:

   The Notes are being purchased by Goldman, Sachs & Co.
   (hereinafter referred to as the "Underwriter"), as principal, at the Issue Price of 100% of the aggregate principal amount of the Notes less an underwriting discount equal to 0.125% of the aggregate principal amount of the Notes.

   The Company has agreed to indemnify the Underwriter against and contribute toward certain liabilities, including liability under the Securities Act of 1933, as amended.